SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 23, 2009

Date of Report

July 23, 2009

(Date of earliest event reported)

AIMS™ WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-86711	87-0567854
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10400 Eaton Place, Suite 203, Fairfax, VA  22030

(Address of principal executive offices, including zip code)

703-621-3875

(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of

Principal Officers

On July 23, 2009 the Company accepted the resignation of B. Joseph Vincent from the Board of Directors.  Mr. Vincent has been named chair emeritus and chief strategist of the Company and will focus on strategy and core competency merger and acquisition development.

Also on July 23, 2009, Mr. Gerald Garcia was named Chairman of the Board of Directors.  Mr. Garcia resigned as President but remains as Chief Executive Officer with a mandate to strengthen technologies, management systems, planning, reporting and compliance along with executive leadership and organizational development.

Effective July 23, 2009, Mr. Thomas W. Cady, a director of the Company, was appointed to serve as the new President and Chief Operating Officer.  Mr. Cady will focus on operations, operational efficiency, assimilation, cross-core competency company leverage, quality and growth.

Thomas W. Cady.  Mr. Cady, a senior executive with an extensive background in the information technology industry, works with various technology companies on their product, market, distribution and funding initiatives.  He has in-depth general management experience, with expertise in marketing and sales leadership developed over twenty-seven years in both corporate and entrepreneurial environments.  His career began with a strong foundation built at Xerox and IBM, where he continuously progressed through positions of increased responsibility in sales, marketing and general management.  More recently, Mr. Cady spent several years in the broadband communications industry, serving as Chief Marketing Officer for XO Communications and Adelphia Communications, President/ COO & co-founder of BroadStreet Communications, and President & CEO of two early stage software companies focused on broadband service providers.  Mr. Cady holds a B.S. degree in Business Administration from Virginia Tech and an MBA from the University of Richmond.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIMS™ WORLDWIDE, INC.

Date:  July 23, 2009

By: /s/ Gerald Garcia, Jr.

Gerald Garcia, Jr.

Chief Executive Officer